UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 21, 2011

Date of Report (date of earliest event reported)

GIGOPTIX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

130 Baytech Drive

San Jose, CA 95134

(Address of principal executive offices)

(408) 522-3100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 1.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2011, C. James Judson resigned for personal reasons from the Board of Directors (the “Board”) of GigOptix, Inc. (the “Company”), effective immediately. The resignation of Mr. Judson was not a result of any disagreement with the Company or the Board. The Company thanks Mr. Judson for his service to the Board.

Concurrent with Mr. Judson’s resignation from the Board, effective November 21, 2011, Mr. Judson entered into an agreement with the Company relating to his resignation (the “Agreement”). Pursuant to the terms of the Agreement, the Company will provide Mr. Judson with $4,000 as reimbursement for Mr. Judson’s expenses in attending Board meetings and costs of counsel in reviewing and negotiating the agreement. Further, the Agreement provides that the vesting for each of Mr. Judson’s options to purchase Company stock (other than performance-based options for 7,500 shares issued on March 17, 2010) shall be accelerated to the extent not already vested, and Mr. Judson will have the full term of such options’ vesting period in which to exercise such options, rather than a three-month period post-resignation. Finally, the Agreement features customary director indemnification and advancement of expenses provisions, as well as customary mutual releases between Mr. Judson and the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to such agreement, the terms of which are incorporated herein by reference in response to this Item 5.02, and a copy of which is attached hereto as Exhibit 99.1.

Mr. Judson served as the Chairman of the Compensation Committee of the Board and as a member of the Audit Committee. The Board has on November 26, 2011 appointed Frank W. Schneider to replace Mr. Judson as Chairman of the Compensation Committee.

Item 9.01. Financial Statements and Exhibits.

    (d) Exhibits

Exhibit 99.1	Agreement between Mr. Judson and GigOptix, Inc., dated as of November 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name:	Dr. Avi Katz
Title:	Chief Executive Officer

Date: November 28, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement between Mr. Judson and GigOptix, Inc., dated as of November 21, 2011.